Exhibit 99.1

Travel + Leisure Co. Reports Second Quarter 2023 Results

ORLANDO, Fla. (July 26, 2023) — Travel + Leisure Co. (NYSE:TNL), the world’s leading membership and leisure travel company, today reported second quarter 2023 financial results for the three months ended June 30, 2023. Highlights and outlook include:

•Net income of $94 million, $1.18 diluted earnings per share from continuing operations, on net revenue of $949 million

•Adjusted EBITDA of $236 million and adjusted diluted earnings per share of $1.33 (1)

•Reaffirms full year adjusted EBITDA guidance of $925 million to $945 million and expects third quarter adjusted EBITDA from $245 million to $260 million

•Repurchased $202 million of common stock in the first half of 2023, including $100 million in the second quarter

•Management will recommend a third quarter dividend of $0.45 per share for approval by the Board of Directors

•Executed $300 million term securitization on July 20, 2023

“The company’s second quarter results met our expectations, while sales volume per guest was at the high end of our guidance,” said Michael D. Brown, president and CEO of Travel + Leisure Co. “In the second quarter, we returned $135 million to shareholders, continuing our strategy of delivering strong capital returns to shareholders. We have consistently bought back shares this year, reducing our total share count by 7 percent since the beginning of 2023."

(1) This press release includes Adjusted EBITDA, Adjusted diluted EPS, Adjusted free cash flow, Gross VOI sales and Adjusted net income, which are measures that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See "Presentation of Financial Information" and the tables for the definitions and reconciliations of these non-GAAP measures. Forward-looking non-GAAP measures are presented in this press release only on a non-GAAP basis because not all of the information necessary for a quantitative reconciliation is available without unreasonable effort..

Business Segment Results

Vacation Ownership

$ in millions	Q2 2023	Q2 2022	% change
Revenue	$768	$735	4%
Adjusted EBITDA	$187	$187	—%

Vacation Ownership revenue increased 4% to $768 million in the second quarter of 2023 compared to the same period in the prior year. Net vacation ownership (VOI) sales were $401 million in the second quarter compared to $400 million in the prior year period, and Gross VOI sales were $557 million compared to $527 million in the prior year. Gross VOI sales were driven by tours of 170,000 during the quarter compared to 148,000 in the same period last year, partially offset by a 10% decrease in VPG. Net VOI sales were impacted by the normalization of the provision, and the impact of excluding fee-for-service sales.

Second quarter adjusted EBITDA was flat compared to the prior year period at $187 million, with the revenue growth offset by an increase in marketing costs in support of increased tour flow and new owner mix as well as higher consumer finance interest expense.

Travel and Membership

$ in millions	Q2 2023	Q2 2022	% change
Revenue	$179	$188	(5)%
Adjusted EBITDA	$62	$64	(3)%

Travel and Membership revenue decreased 5% to $179 million in the second quarter of 2023 compared to the same period in the prior year. This was driven by an 8% decrease in transactions offset by revenue per transaction growth of 1%. The transaction decline was driven by lower RCI member propensity and a decrease in Travel Club transactions.

Second quarter Adjusted EBITDA was $62 million compared to $64 million in the prior year due to lower transaction revenue, partially offset by lower cost of sales and lower marketing costs.

Balance Sheet and Liquidity

Net Debt — As of June 30, 2023, the Company's leverage ratio for covenant purposes was 3.7x. The Company had $3.7 billion of corporate debt outstanding as of June 30, 2023, which excluded $1.9 billion of non-recourse debt related to its securitized notes receivables portfolio. Additionally, the Company had cash and cash equivalents of $214 million. At the end of the second quarter, the Company had $818 million of liquidity in cash and cash equivalents and revolving credit facility availability.

Timeshare Receivables Financing — Subsequent to the end of the second quarter, the Company closed on a $300 million term securitization transaction with a weighted average coupon of 6.7% and a 91.7% advance rate.

Cash Flow — For the six months ended June 30, 2023, net cash provided by operating activities was $110 million compared to $230 million in the prior year period. Adjusted free cash flow was $11 million for the six months ended June 30, 2023 compared to $121 million in the same period of 2022 due to higher year-over-year originations in our loan portfolio, as well as other working capital items and increased interest payments on our corporate debt.

Share Repurchases — During the second quarter of 2023, the Company repurchased 2.6 million shares of common stock for $100 million at a weighted average price of $38.54 per share. As of June 30, 2023, the Company had $275 million remaining in its share repurchase authorization.

Dividend — The Company paid $35 million ($0.45 per share) in cash dividends on June 30, 2023 to shareholders of record as of June 15, 2023. Management will recommend a third quarter dividend of $0.45 per share for approval by the Company’s Board of Directors in August 2023.

Other Items

Taxes — Tax regulation changes enacted at the state level resulted in a discrete impact on the tax provision rate which lowered Adjusted EPS by approximately $0.03 for the quarter. However, we do not expect the changes to have a significant impact on the full year tax rate.

Outlook

The Company is providing guidance regarding expectations for the 2023 full year:

•Adjusted EBITDA of $925 million to $945 million
•Gross VOI sales of $2.1 billion to $2.2 billion
•VPG of approximately $3,050 to $3,150
The Company is providing guidance regarding expectations for the third quarter 2023:
•Adjusted EBITDA of $245 million to $260 million
•Gross VOI sales of $580 million to $600 million
•VPG of approximately $3,000 to $3,100
•Travel and Membership Adjusted EBITDA of $60 million to $65 million
•Adjusted EPS of approximately $1.43 to $1.55 assuming no additional share repurchases
Following are sensitivities to third quarter Adjusted EBITDA guidance. The impact of a 100 bps change in our key Vacation Ownership drivers would be expected to be as follows:
•Tours: approximately $1.5 million change in Adjusted EBITDA
•VPG: approximately $2.5 million change in Adjusted EBITDA

Sensitivities to Adjusted EBITDA are based on average system wide trends. Operating circumstances, including but not limited to brand mix, product mix, geographical concentration or market segment variability, may cause the impact to differ materially.

This guidance is presented only on a non-GAAP basis because not all of the information necessary for a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measure is available without unreasonable effort, primarily due to uncertainties relating to the occurrence or amount of these adjustments that may arise in the future. Where one or more of the currently unavailable items is applicable, some items could be material, individually or in the aggregate, to GAAP reported results.

Conference Call Information
Travel + Leisure Co. will hold a conference call with investors to discuss the Company’s results and outlook today at 8:30 a.m. ET. Participants may listen to a simultaneous webcast of the conference call, which may be accessed through the Company's website at travelandleisureco.com/investors, or by dialing 877-733-4794 ten minutes before the scheduled start time. For those unable to listen to the live broadcast, an archive of the webcast will be available on the Company's website for 90 days beginning at 12:00 p.m. ET today. Additionally, a telephone replay will be available for seven days beginning at 12:00 p.m. ET today at 877-660-6853.

Presentation of Financial Information
Financial information discussed in this press release includes non-GAAP measures such as Adjusted EBITDA, Adjusted diluted EPS, Adjusted free cash flow, gross VOI sales and Adjusted net income, which include or exclude certain items, as well as non-GAAP guidance. The Company utilizes non-GAAP measures, defined in Table 5, on a regular basis to assess performance of its reportable segments and allocate resources. These non-GAAP measures differ from reported GAAP results and are intended to illustrate what management believes are relevant period-over-period comparisons and are helpful to investors when considered with GAAP measures as an additional tool for further understanding and assessing the Company’s ongoing operating performance by adjusting for items which in our view do not necessarily reflect ongoing performance. Management also internally uses these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions. Exclusion of items in the Company’s non-GAAP presentation should not be considered an inference that these items are unusual, infrequent or non-recurring. Full reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures for the reported periods appear in the financial tables section of the press release.

The Company may use its website as a means of disclosing information concerning its operations, results and prospects, including information which may constitute material nonpublic information, and for complying with its disclosure obligations under SEC Regulation FD. Disclosure of such information will be included on the Company’s website in the Investor Relations section at travelandleisureco.com/investors. Accordingly, investors should monitor that Investor Relations section of the Company website, in addition to accessing its press releases, its submissions and filings with the SEC, and its publicly noticed conference calls and webcasts.

About Travel + Leisure Co.
As the world’s leading membership and leisure travel company, Travel + Leisure Co. (NYSE:TNL) transformed the way families vacation with the introduction of the most dynamic points-based vacation ownership program at Club Wyndham, and the first vacation exchange network, RCI. The company delivers more than six million vacations each year at 245+ timeshare resorts worldwide, through tailored travel and membership products, and via Travel + Leisure GO - the signature subscription travel club inspired by the pages of Travel + Leisure magazine. With hospitality and responsible tourism at the heart of all we do, our 18,000+ dedicated associates bring out the best in people and places around the globe. We put the world on vacation. Learn more at travelandleisureco.com.

Forward-Looking Statements
This press release includes “forward-looking statements” as that term is defined by the Securities and Exchange Commission (“SEC”). Forward-looking statements are any statements other than statements of historical fact, including statements regarding our expectations, beliefs, hopes, intentions or strategies regarding the future. In some cases, forward-looking statements can be identified by the use of words such as “may,” “will,” “expects,” “should,” “believes,” “plans,” “anticipates,” “estimates,” “predicts,” “potential,” “continue,” “future,” or other words of similar meaning. Forward-looking statements are subject to risks and uncertainties that could cause actual results of Travel + Leisure Co. and its subsidiaries (“Travel + Leisure Co.” or “we”) to differ materially from those discussed in, or implied by, the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with: the acquisition of the Travel + Leisure brand and the future prospects and plans for Travel + Leisure Co., including our ability to execute our strategies to grow our cornerstone timeshare and exchange businesses and expand into the broader leisure travel industry through new business extensions; our ability to compete in the highly competitive timeshare and leisure travel industries; uncertainties related to acquisitions, dispositions and other strategic transactions; the health of the travel industry and declines or disruptions caused by adverse economic conditions (including inflation, higher interest rates, and recessionary pressures), terrorism or acts of gun violence, political strife, war (including hostilities in Ukraine), pandemics, and severe weather events and other natural disasters; adverse changes in consumer travel and vacation patterns, consumer preferences and demand for our products; increased or unanticipated operating costs and other inherent business risks; our ability to comply with financial and restrictive covenants under our indebtedness; our ability to access capital and insurance markets on reasonable terms, at a reasonable cost or at all; maintaining the integrity of internal or customer data and protecting our systems from cyber-attacks; uncertainty with respect to potential resurgences of the novel coronavirus global pandemic (“COVID-19”) and its impacts; the timing and amount of future dividends and share repurchases, if any; and those other factors disclosed as risks under “Risk Factors” in documents we have filed with the SEC, including in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 22, 2023. We caution readers that any such statements are based on currently available operational, financial and competitive information, and they should not place undue reliance on these forward-looking statements, which reflect management’s opinion only as of the date on which they were made. Except as required by law, we undertake no obligation to review or update these forward-looking statements to reflect events or circumstances as they occur.

Contacts

Investors:
Christopher Agnew
Investor Relations
(407) 626-4050
Christopher.Agnew@travelandleisure.com

Media:
Steven Goldsmith
Corporate Communications
(407) 626-5882
Steven.Goldsmith@travelandleisure.com

Travel + Leisure Co.
Table of Contents

Table Number
1.Condensed Consolidated Statements of Income (Unaudited)
2.Summary Data Sheet
3.Non-GAAP Measure: Reconciliation of Net Income to Adjusted Net Income to Adjusted EBITDA
4.Non-GAAP Measure: Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow
5.Definitions

Table 1

Travel + Leisure Co.
Condensed Consolidated Statements of Income (Unaudited)
(in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Net revenues
Service and membership fees	$424	$410	$844	$812
Net VOI sales	401	400	739	697
Consumer financing	103	99	206	198
Other	21	13	40	24
Net revenues	949	922	1,829	1,731

Expenses
Operating	427	404	847	785
Cost of vacation ownership interests	33	46	64	86
Consumer financing interest	27	17	52	34
Marketing	127	119	238	213
General and administrative	114	121	239	241
Depreciation and amortization	28	31	55	61
Restructuring	11	1	11	8
COVID-19 related costs	—	—	—	2
Asset recoveries, net	(1)	(2)	(1)	(1)
Total expenses	766	737	1,505	1,429
Loss on sale of business	—	—	2	—
Operating income	183	185	322	302
Interest expense	61	47	119	94
Other (income)/expense, net	—	7	(1)	4
Interest (income)	(3)	(1)	(6)	(2)
Income before income taxes	125	132	210	206
Provision for income taxes	36	32	58	55
Net income from continuing operations	89	100	152	151
Gain on disposal of discontinued business, net of income taxes	5	—	5	—
Net income attributable to TNL shareholders	$94	$100	$157	$151

Basic earnings per share
Continuing operations	$1.18	$1.17	$1.99	$1.76
Discontinued operations	0.07	—	0.07	—
	$1.25	$1.17	$2.06	$1.76

Diluted earnings per share
Continuing operations	$1.18	$1.16	$1.98	$1.75
Discontinued operations	0.07	—	0.07	—
	$1.25	$1.16	$2.05	$1.75

Weighted average shares outstanding
Basic	75.2	85.0	76.3	85.5
Diluted	75.5	85.7	76.8	86.4

Table 2

Travel + Leisure Co.
Summary Data Sheet
(in millions, except per share amounts, unless otherwise indicated)

	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2022	Change	2023	2022	Change
Consolidated Results

Net income attributable to TNL shareholders	$94	$100	(6)%	$157	$151	4%
Diluted earnings per share	$1.25	$1.16	8%	$2.05	$1.75	17%
Net income from continuing operations	$89	$100	(11)%	$152	$151	1%
Diluted earnings per share from continuing operations	$1.18	$1.16	2%	$1.98	$1.75	13%

Net income margin	9.9%	10.8%		8.6%	8.7%

Adjusted Earnings
Adjusted EBITDA	$236	$230	3%	$420	$399	5%
Adjusted net income	$100	$109	(8)%	$170	$169	1%
Adjusted diluted earnings per share	$1.33	$1.27	5%	$2.21	$1.95	13%

Segment Results

Net Revenues
Vacation Ownership	$768	$735	4%	$1,453	$1,344	8%
Travel and Membership	179	188	(5)%	379	389	(3)%
Corporate and other	2	(1)		(3)	(2)
Total	$949	$922	3%	$1,829	$1,731	6%

Adjusted EBITDA
Vacation Ownership	$187	$187	—%	$319	$291	10%
Travel and Membership	62	64	(3)%	133	146	(9)%
Segment Adjusted EBITDA	249	251		452	437
Corporate and other	(13)	(21)		(32)	(38)
Total Adjusted EBITDA	$236	$230	3%	$420	$399	5%

Adjusted EBITDA margin	24.9%	24.9%		23.0%	23.1%
Note: Amounts may not calculate due to rounding. See "Presentation of Financial Information" and Table 5 for Non-GAAP definitions. For a full reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures, refer to Table 3.

Table 2
(continued)
Travel + Leisure Co.
Summary Data Sheet
(in millions, unless otherwise indicated)

	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2022	Change	2023	2022	Change
Vacation Ownership

Net VOI sales	$401	$400	—%	$739	$697	6%
Loan loss provision	86	76	13%	157	125	26%
Gross VOI sales, net of Fee-for-Service sales	487	476	2%	896	821	9%
Fee-for-Service sales	70	51	35%	115	85	35%
Gross VOI sales	$557	$527	6%	$1,011	$906	12%

Tours (in thousands)	170	148	15%	305	256	19%
VPG (in dollars)	$3,150	$3,489	(10)%	$3,179	$3,441	(8)%

Tour generated VOI sales	$537	$516	4%	$970	$882	10%
Telesales and other	20	11	82%	41	24	71%
Gross VOI sales	$557	$527	6%	$1,011	$906	12%

Net VOI sales	$401	$400	—%	$739	$697	6%
Property management revenue	205	189	8%	404	374	8%
Consumer financing	103	99	4%	206	198	4%
Other (a)	59	47	26%	104	75	39%
Total Vacation Ownership revenue	$768	$735	4%	$1,453	$1,344	8%

Travel and Membership (b)

Avg. number of exchange members (in thousands)	3,502	3,517	—%	3,507	3,543	(1)%

Transactions (in thousands)	236	253	(7)%	536	564	(5)%
Revenue per transaction (in dollars)	$359	$343	5%	$352	$334	5%
Exchange transaction revenue	$85	$86	(2)%	$189	$188	—%

Transactions (in thousands)	180	197	(9)%	356	371	(4)%
Revenue per transaction (in dollars)	$229	$247	(8)%	$238	$253	(6)%
Travel Club transaction revenue	$41	$49	(15)%	$85	$94	(10)%

Transactions (in thousands)	416	450	(8)%	891	935	(5)%
Revenue per transaction (in dollars)	$303	$301	1%	$307	$302	2%
Travel and Membership transaction revenue	$126	$135	(7)%	$273	$282	(3)%

Transaction revenue	$126	$135	(7)%	$273	$282	(3)%
Subscription revenue	46	45	2%	91	90	1%
Other (c)	7	8	(13)%	15	17	(12)%
Total Travel and Membership revenue	$179	$188	(5)%	$379	$389	(3)%
Note:    Amounts may not compute due to rounding.
(a)    Includes Fee-for-Service commission revenues and other ancillary revenues.
(b)    In the third quarter of 2022, the Travel and Membership segment determined that the presentation of transactions for Travel Club would be more reflective of how members use the club if it included add-on vacation travel bookings, such as car rentals. These changes are reflected in all periods presented.
(c)    Primarily related to cancellation fees, commissions, and other ancillary revenue.

Table 3

Travel + Leisure Co.
Non-GAAP Measure: Reconciliation of Net Income to
Adjusted Net Income to Adjusted EBITDA
(in millions, except diluted per share amounts)

	Three Months Ended June 30,
	2023	EPS	Margin %	2022	EPS	Margin %
Net income attributable to TNL shareholders	$94	$1.25	9.9%	$100	$1.16	10.8%
Gain on disposal of discontinued business, net of income taxes	(5)			—
Net income from continuing operations	$89	$1.18	9.4%	$100	$1.16	10.8%
Restructuring	11			1
Amortization of acquired intangibles (a)	3			3
Legacy items	2			1
Loss on equity investment	—			8
Asset recoveries, net (b)	—			(1)
Taxes (c)	(5)			(3)
Adjusted net income	$100	$1.33	10.5%	$109	$1.27	11.8%
Income taxes on adjusted net income	41			35
Interest expense	61			47
Depreciation	25			28
Stock-based compensation expense (d)	12			12
Interest income	(3)			(1)
Adjusted EBITDA	$236		24.9%	$230		24.9%

Diluted Shares Outstanding	75.5			85.7

	Six Months Ended June 30,
	2023	EPS	Margin %	2022	EPS	Margin %
Net income attributable to TNL shareholders	$157	$2.05	8.6%	$151	$1.75	8.7%
Gain on disposal of discontinued business, net of income taxes	(5)			—
Net income from continuing operations	$152	$1.98	8.3%	$151	$1.75	8.7%
Restructuring (e)	11			8
Legacy items	7			2
Amortization of acquired intangibles (a)	5			5
Loss on sale of business (f)	2			—
Loss on equity investment	—			8
COVID-19 related costs	—			2
Asset recoveries, net (b)	—			(1)
Taxes (c)	(7)			(6)
Adjusted net income from continuing operations	$170	$2.21	9.3%	$169	$1.95	9.8%
Income taxes on adjusted net income	65			61
Interest expense	119			94
Depreciation	50			56
Stock-based compensation expense (d)	22			21
Interest income	(6)			(2)
Adjusted EBITDA	$420		23.0%	$399		23.1%

Diluted Shares Outstanding	76.8			86.4

Table 3
(continued)
Amounts may not calculate due to rounding. The tables above reconcile certain non-GAAP financial measures to their closest GAAP measure. The presentation of these adjustments is intended to permit the comparison of particular adjustments as they appear in the income statement in order to assist investors' understanding of the overall impact of such adjustments. In addition to GAAP financial measures, the Company provides Adjusted net income, Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted diluted EPS to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods, by adjusting for certain items which in our view do not necessarily reflect ongoing performance. We also internally use these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions. These supplemental disclosures are in addition to GAAP reported measures. Non-GAAP measures should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP. Our presentation of adjusted measures may not be comparable to similarly-titled measures used by other companies. See "Presentation of Financial Information" and table 5 for the definitions of these non-GAAP measures.
(a)    Amortization of acquisition-related intangible assets is excluded from Adjusted net income and Adjusted EBITDA.
(b)    Includes $1 million of inventory impairments for the three and six months ended June 30, 2023 and 2022, included in Cost of vacation ownership interests on the Condensed Consolidated Statements of Income.
(c)    Represents the tax effects on the adjustments. We determine the tax effects of the non-GAAP adjustments based on the nature of the underlying adjustment and the relevant tax jurisdictions. The tax effect of the non-GAAP adjustments was calculated based on an evaluation of the statutory tax treatment and the applicable statutory tax rate in the relevant jurisdictions.
(d)    All stock-based compensation is excluded from Adjusted EBITDA.
(e)    Includes $3 million of stock-based compensation expenses for the six months ended June 30, 2022 associated with the 2022 restructuring.
(f)    Represents the loss on sale of the Love Home Swap business.

Table 4

Travel + Leisure Co.
Non-GAAP Measure: Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow
(in millions)

	Six Months Ended June 30,
	2023	2022

Net cash provided by operating activities	$110	$230
Property and equipment additions	(28)	(24)
Sum of proceeds and principal payments of non-recourse vacation ownership debt	(71)	(87)
Free cash flow	$11	$119
COVID-19 related adjustments (a)	—	2
Adjusted free cash flow (b)	$11	$121

(a)    Includes cash paid for COVID-19 expenses factored into the calculation of Adjusted EBITDA.
(b)    The Company had $33 million of net cash used in investing activities and $386 million of net cash used in financing activities for the six months ended June 30, 2023 and had $29 million of net cash used in investing activities and $315 million of net cash used in financing activities for the six months ended June 30, 2022.

Table 5
Definitions
Adjusted Diluted Earnings per Share: A non-GAAP measure, defined by the Company as Adjusted net income divided by the diluted weighted average number of common shares. Adjusted Diluted Earnings per Share is useful to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods.
Adjusted EBITDA: A non-GAAP measure, defined by the Company as net income from continuing operations before depreciation and amortization, interest expense (excluding consumer financing interest), early extinguishment of debt, interest income (excluding consumer financing revenues) and income taxes, each of which is presented on the Condensed Consolidated Statements of Income. Adjusted EBITDA also excludes stock-based compensation costs, separation and restructuring costs, legacy items, transaction costs for acquisitions and divestitures, asset impairments/recoveries, gains and losses on sale/disposition of business, and items that meet the conditions of unusual and/or infrequent. Legacy items include the resolution of and adjustments to certain contingent assets and liabilities related to acquisitions of continuing businesses and dispositions, including the separation of Wyndham Hotels & Resorts, Inc. and Cendant, and the sale of the vacation rentals businesses. We believe that when considered with GAAP measures, Adjusted EBITDA is useful to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods. We also internally use these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions. Adjusted EBITDA should not be considered in isolation or as a substitute for net income/(loss) or other income statement data prepared in accordance with GAAP and our presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.
Adjusted EBITDA Margin: A non-GAAP measure, represents Adjusted EBITDA as a percentage of revenue. Adjusted EBITDA Margin is useful to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods.
Adjusted Free Cash Flow: A non-GAAP measure, defined by the Company as net cash provided by operating activities from continuing operations less property and equipment additions (capital expenditures) plus the sum of proceeds and principal payments of non-recourse vacation ownership debt, while also adding back cash paid for transaction costs for acquisitions and divestitures, separation adjustments associated with the spin-off of Wyndham Hotels, and certain adjustments related to COVID-19. TNL believes FCF to be a useful operating performance measure to evaluate the ability of its operations to generate cash for uses other than capital expenditures and, after debt service and other obligations, its ability to grow its business through acquisitions and equity investments, as well as its ability to return cash to shareholders through dividends and share repurchases. A limitation of using Adjusted free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating TNL is that Adjusted free cash flow does not represent the total cash movement for the period as detailed in the consolidated statement of cash flows.
Adjusted Free Cash Flow Conversion: Adjusted free cash flow as a percentage of Adjusted EBITDA. Forward-looking outlook regarding Adjusted Free Cash Flow Conversion is provided only on a non-GAAP basis because not all of the information necessary for a quantitative reconciliation is available without unreasonable effort. We use this non-GAAP performance measure to assist in evaluating our operating performance and the quality of our earnings as represented by adjusted EBITDA, and to evaluate the performance of our current and prospective operating and strategic initiatives in generating cash flows from our earnings performance. This measure also assists investors in evaluating our operating performance, management of our assets, and ability to generate cash flows from our earnings, as well as facilitating period-to-period comparisons.
Adjusted Net Income: A non-GAAP measure, defined by the Company as net income from continuing operations adjusted to exclude separation and restructuring costs, legacy items, transaction costs for acquisitions and divestitures, amortization of acquisition-related assets, debt modification costs, impairments, gains and losses on sale/disposition of business, and items that meet the conditions of unusual and/or infrequent and the tax effect of such adjustments. Legacy items include the resolution of and adjustments to certain contingent assets and liabilities related to acquisitions of continuing businesses and dispositions, including the separation of Wyndham Hotels and Cendant, and the sale of the vacation rentals businesses. Adjusted Net Income is useful to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods.
Average Number of Exchange Members: Represents paid members in our vacation exchange programs who are considered to be in good standing.
Free Cash Flow (FCF): A non-GAAP measure, defined by TNL as net cash provided by operating activities from continuing operations less property and equipment additions (capital expenditures) plus the sum of proceeds and principal payments of non-recourse vacation ownership debt. TNL believes FCF to be a useful operating performance measure to evaluate the ability of its operations to generate cash for uses other than capital expenditures and, after debt service and other obligations, its ability to grow its business through acquisitions and equity investments, as well as its ability to return cash to shareholders through dividends and share repurchases. A limitation of using FCF versus the GAAP measure of net cash provided by operating activities as a means for evaluating TNL is that FCF does not represent the total cash movement for the period as detailed in the consolidated statement of cash flows.
Gross Vacation Ownership Interest Sales: A non-GAAP measure, represents sales of vacation ownership interests (VOIs), including sales under the fee-for-service program before the effect of loan loss provisions. We believe that Gross VOI sales provide an enhanced understanding of the performance of our vacation ownership business because it directly measures the sales volume of this business during a given reporting period.
Leverage Ratio: The Company calculates leverage ratio as net debt divided by Adjusted EBITDA as defined in the credit agreement.
Net Debt: Net debt equals total debt outstanding, less non-recourse vacation ownership debt and cash and cash equivalents.
Tours: Represents the number of tours taken by guests in our efforts to sell VOIs.
Travel and Membership Revenue per Transaction: Represents transaction revenue divided by transactions, provided in two categories; Exchange, which is primarily RCI, and Travel Club.
Travel and Membership Transactions: Represents the number of exchanges and travel club bookings recognized as revenue during the period, net of cancellations. This measure is provided in two categories; Exchange, which is primarily RCI, and Travel Club.

Table 5
(continued)
Volume Per Guest (VPG): Represents Gross VOI sales (excluding telesales and virtual sales) divided by the number of tours. The Company has excluded non-tour sales in the calculation of VPG because non-tour sales are generated by a different marketing channel. We believe that VPG provides an enhanced understanding of the performance of our Vacation Ownership business because it directly measures the efficiency of its tour selling efforts during a given reporting period.